                                                                    Exhibit 10.8


                           INTERCOMPANY SERVICES AGREEMENT
                           -------------------------------

     This Intercompany Services Agreement ("Agreement"), dated as of May 15, 1998, between Cognizant Corporation, a Delaware corporation ("Cognizant"), and Cognizant Technology Solutions Corporation, a Delaware corporation (the "Company").

     WHEREAS, the Company is a subsidiary of Cognizant;

     WHEREAS, the Company expects to effect a public offering of its Class A Common Stock (the "IPO");

     WHEREAS, Cognizant has provided the Company with various corporate services, as more fully delineated below;

     WHEREAS, following completion of the IPO, Cognizant will continue to control the Company, and is willing to continue to provide many of the services to the Company historically provided by it, and the Company is willing to accept and pay for such services, as provided herein; and

     WHEREAS, Cognizant intends to reorganize (the "Reorganization") by splitting the Nielsen Media Research business from the rest of its businesses, creating two publicly held companies, IMS Health Incorporated ("IMS HEALTH") and Nielsen Media Research, and, in connection therewith, the capital stock of the Company theretofore held by Cognizant will thereafter be held by IMS HEALTH;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained in this Agreement, Cognizant and the Company hereby agree as follows:

     1.   CORPORATE SERVICES TO BE MADE AVAILABLE.

     During the Term (as hereinafter defined), Cognizant agrees to make available to the Company, as required from time to time by the Company, the services described below (collectively, the "Corporate Services") on the terms provided herein:

          (a) payroll and accounts payable services, to be provided by Cognizant's shared transaction services center;

          (b) tax advice and services, including, without limitation, the preparation of federal, state and local tax returns, to be provided by Cognizant's internal tax staff;

          (c) risk management services, to be provided by Cognizant's controller's staff (or through third parties providing such services to Cognizant);

          (d) financial advice and services, including, without limitation, assistance with respect to the raising of additional capital, cash management and treasury management, to be provided by Cognizant's treasury staff;

          (e) personnel administration advice and services, including, without limitation, the administration of employee insurance plans, savings plans and other employee benefit plans, to be provided by Cognizant's human resources staff;

          (f) real estate services, including, without limitation, evaluation, development and negotiation activities, and lease administration, to be provided by Cognizant's corporate staff;

          (g)  electronic mail services; and

          (h) such other services (other than legal services), not specified above, which are of the type normally performed by the corporate staffs of public corporations, to be provided by Cognizant's corporate staff.

In providing the Corporate Services to the Company, Cognizant's officers and employees shall conduct themselves in accordance with any written policies and procedures of the Company that are provided to Cognizant.

     2.   HEALTH AND WELFARE BENEFITS.

     During the Term, but only for so long as Cognizant shall continue to beneficially own at least 50%, by voting power, of the outstanding voting stock of the Company, the employees of the Company shall continue to be eligible to be covered by Cognizant's Employee Benefit Plans (as hereinafter defined) to the extent, and on the same basis, as immediately prior to the Effective Date, as such coverage shall be determined by the Company for any eligible employee; PROVIDED, HOWEVER, that Cognizant shall have no obligation to provide such coverage if it shall thereby become a "multiple employer welfare agent" within the meaning of ERISA (as hereinafter defined). As used in this Agreement, "Employee Benefit Plans" shall mean and include all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), entered into or maintained by Cognizant for the benefit of its and its subsidiaries employees.

     3.   INSURANCE.

          (a) During the Term, but only for so long as Cognizant shall continue to beneficially own at least 50%, by voting power, of the outstanding voting stock of the Company, the Company shall be insured under all insurance policies maintained by Cognizant, including, without limitation, primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile liability, aircraft liability, property, workers' compensation and employee dishonesty insurance policies, that provide coverage for Cognizant and its subsidiaries, including the Company and its business, property, directors and employees (such policies being referred to herein as the "Shared Policies"). If any person shall assert a claim against the Company or any of its subsidiaries (including, without limitation, where the Company or its subsidiaries are joint defendants with other persons) with respect to any claim, suit, action, proceeding, injury, loss, liability, damage or expense that may arise out of an insured or insurable occurrence under one or more of the Shared Policies, Cognizant shall, at the time such claim is asserted, to the extent any such Shared Policy may require that insurance proceeds thereunder be collected directly by the named insured or anyone other than the party against whom the insured claim is asserted, be deemed to designate, without need of further documentation, the Company as the agent and attorney-in-fact to assert and to collect any related insurance proceeds under such Shared Policy, and shall further be deemed to assign, without need of further documentation, to the Company any and all rights of an insured party under such Shared Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer and the right to any applicable insurance proceeds thereunder; PROVIDED, HOWEVER, that nothing in this Section 3 shall be deemed to constitute (or to reflect) an assignment of the Shared Policies, or any of them, to the Company.

          (b) Except as otherwise provided in Section 3(a) hereof, from and after the Effective Date, Cognizant shall be responsible for administration, including claims administration, of the Shares Policies; PROVIDED that the retention of such responsibilities by Cognizant is in no way intended to limit, inhibit or preclude any right to insurance coverage for any insured claim of a named insured under such Shared Policies as contemplated by the terms of this Agreement; and PROVIDED FURTHER that Cognizant's retention of the administrative responsibilities for the Shared Policies shall not relieve the party submitting any insured claim of the primary responsibility for reporting such insured claim accurately, completely and in a timely manner or of such party's authority to settle any such insured claim within any period permitted or required by the relevant Shared Policy. Cognizant may discharge its administrative responsibilities under this Section 3(b) by contracting for the provision of services by independent parties. Each of the parties hereto shall administer and pay any costs relating to defending its respective insured claims under Shared Policies to the extent such defense costs are not covered under such Shared Policies and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective insured claims under Shared Policies. The disbursements, out-of-pocket expenses and direct and indirect costs of employees or agents of Cognizant relating to administration contemplated by this Section 3(b) shall be reimbursed in accordance with the terms of Section 4 hereof.

          (c) The Company may claim coverage for insured claims under any Shared Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such Shared Policy (and may receive any insurance proceeds with respect thereto), subject to the terms of this Section 3.

          (d) Except as set forth herein, Cognizant shall not be liable to the Company for claims not reimbursed by insurers for any reason not within the control of Cognizant, including, without limitation, coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Shared Policy limitations or restrictions, any coverage disputes, any failure to timely claim by Cognizant or the Company or any defect in such claim or its processing.

          (e) In the event that the aggregate limits on any Shared Policies are exceeded by the aggregate of outstanding insured claims by the parties hereto, such parties agree to allocate the insurance proceeds received thereunder based upon their respective percentage of the total of their bona fide claims which were covered under such Shared Policy (their "allocable portion of Insurance Proceeds"), and either party who has received insurance proceeds in excess of such party's allocable portion of insurance proceeds shall pay to the other party the appropriate amount so that each party will have received its allocable portion of Insurance Proceeds pursuant hereto. Each of the parties agrees to use commercially reasonable efforts to maximize available coverage under the Shared Policies and to take all commercially reasonable steps to recover from all other responsible parties in respect of an insured claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such insured claim.

          (f) In the event that both parties have bona fide claims under any Shared Policy for which a deductible is payable, the parties agree that the aggregate amount of the deductible paid shall be borne by the parties in the same proportion which the Insurance Proceeds received by each such party bears to the total Insurance Proceeds received under the applicable Shared Policy (their "allocable share of the deductible"), and any party who has paid more than such share of the deductible shall be entitled to receive from the other party an appropriate amount so that each party has borne its allocable share of the deductible pursuant hereto.

          (g) The parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

     4.   FEES FOR SERVICES AND OTHER BENEFITS.

          (a) For the Corporate Services, employee benefit plans and insurance benefits to be provided by Cognizant to the Company hereunder, the Company shall pay the following fees to Cognizant:

               (i) for Corporate Services provided by Cognizant's shared transaction services department, the fee set forth on Schedule 1 attached hereto;

               (ii) for electronic mail, the fee set forth on Schedule 2 attached hereto;

               (iii) for the employee benefit plans coverage, the fee set forth on Schedule 3 attached hereto; and

               (iv) for the insurance coverage, the fee set forth on Schedule 4 attached hereto.

     Other than as set forth above, no fee shall be payable to Cognizant by the Company for the Corporate Services provided hereunder.

          (b) The Company agrees to pay to Cognizant on the first business day of each fiscal quarter that portion of the fees, determined as set forth in
     Section 4(a), attributable to such quarter.

          (c) The Company also agrees to reimburse Cognizant, within 15 Business Days (as hereinafter defined) of presentation of invoices therefor, for all out-of-pocket expenses incurred by Cognizant in providing Corporate Services. As used herein, "Business Day" shall mean any day that is not a Saturday, Sunday or day on which banking institutions in New York, New York are not required to be open.

     5.   REQUIREMENT OF APPROVAL BY INDEPENDENT DIRECTORS OF THE COMPANY.

     All determinations on behalf of the Company made pursuant to Sections 3, 4, 7, 8 and 9(c) hereof must be approved by at least a majority of directors of the Company who are not employed by or otherwise affiliated with Cognizant, the Company (other than solely as a result of being a director thereof) or any of their respective affiliates (the "Independent Directors"). In carrying out their duties pursuant to this Agreement, the Independent Directors may retain such independent accountants, lawyers and other experts as they deem necessary or prudent to retain, and the expenses of all such professionals shall be reimbursed by the Company.

     6.   INFORMATION AND WITNESSES.

     Cognizant shall provide to the Company and the Company shall provide to Cognizant, upon the other's written request, at reasonable times, full and complete access to, and duplication rights with respect to, any and all such Information (as hereinafter defined) as the other may reasonably request and require, and Cognizant shall use commercially reasonable efforts to make available to the Company, and the Company shall use commercially reasonable efforts to make available to Cognizant, upon the other's written request, the officers, directors, employees and agents of Cognizant and the Company, respectively, as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings to which the Company or Cognizant, as the case may be, may from time to time be a party; provided, however, that neither Cognizant nor the Company need provide any Information or make available witnesses to the other to the extent that doing so would (i) unreasonably interfere with the performance by any person of such person's duties to the party to which a request under this Section 4 is made or otherwise cause unreasonable burden to such party, (ii) result in a waiver of any attorney-client or work product privilege of such party or its legal counsel, (iii) require either Cognizant or the Company to provide any Information which relates to the subject matter of any legal, administrative or other proceeding to which Cognizant and the Company are adverse parties or (iv) result in any breach of any agreement with a third party; and provided, further, that the party providing Information or making available witnesses pursuant to this Section 4 shall be entitled to receive from the other party, upon presentation of reasonably detailed invoices therefor, payment of its out-of-pocket costs (including reasonable attorneys' fees) incurred in connection with providing Information or making witnesses available. The term "Information" as used in this Section 4 means any books, records, contracts, instruments, data, facts and other information in the possession or under the control of either

Cognizant or the Company necessary or desirable for use in legal, administrative or other proceedings and for auditing, accounting and tax purposes.

     7.   TERM OF AGREEMENT.

     This Agreement shall become effective on the initial closing date of the IPO (the "Effective Date") and shall remain in effect (the "Term") through December 31, 1998, and shall continue in effect thereafter for successive one-year terms unless terminated by either party upon not less than 60 days' written notice prior to the end of the initial term or any renewal term.

     8.   PRIOR SERVICES.

     It is recognized that certain services of the kind described in Section 1 have been and will continue to be performed by Cognizant for the benefit of the Company prior to the commencement of the term of this Agreement. As soon as practicable after the Effective Date, Cognizant and the Company shall review such services and value them in the manner set forth in Section 4 (except for insurance, for which the fee shall be at the rate of $2,667 per month) and, subject to approval of at least a majority of the Independent Directors as set forth in Section 5, the Company shall pay Cognizant such fee and reimburse Cognizant for such expenses as shall have been so determined and approved.

     9.   MISCELLANEOUS.

          (a)  NONASSIGNABILITY OF AGREEMENT; ASSIGNMENT TO IMS HEALTH.  Except
     (i) by operation of law, (ii) in connection with the sale of all or substantially all the assets of a party hereto or (iii) in connection with the Reorganization, this Agreement shall not be assignable, in whole or in part, directly or indirectly by either party hereto without the prior written consent of the other, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; PROVIDED, HOWEVER, that the provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by Cognizant and the Company and their respective successors and permitted assigns, including, without limitation, IMS HEALTH. In connection with the Reorganization, Cognizant shall assign this Agreement to IMS HEALTH, whereupon all references herein to Cognizant shall be deemed to be references to IMS HEALTH.

          (b) FURTHER ASSURANCES. Subject to the provisions hereof, each of the parties hereto shall make, execute, acknowledge and deliver such other actions and documents as may be reasonably required in order to effectuate the purposes of this Agreement, and to comply with all applicable laws, regulations, orders and decrees, and obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority, as may be necessary or desirable in connection herewith.

          (c) WAIVERS. No failure or delay on the part of Cognizant or the Company in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, or any abandonment or discontinuance of steps to enforce such right, preclude any other or further exercise thereof or the exercise of any other right. No modification or waiver of any provision of this Agreement nor consent to any departure by Cognizant or the Company therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Any consent or waiver by the Company under this Section 8(c) shall be approved by the Independent Directors.

          (d) ENTIRE AGREEMENT; RULES OF CONSTRUCTION. This Agreement contains the entire understanding of the parties with respect to the transactions contemplated hereby. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words "include", "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation." Unless the context otherwise requires, the words "hereof", "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

          (e) AMENDMENTS. This Agreement may be amended or supplemented only in a writing executed by the parties (provided that, in the case of the Company, such amendment or supplement shall require the approval of the Independent Directors).

          (f) NOTICES. All notices, requests and other communications hereunder shall be in writing and shall be given (i) by mail (postage prepaid, registered or certified mail, return receipt requested), (ii) by hand delivery, (iii) by nationally recognized courier service or (iv) by telecopier, receipt confirmed, addressed as follows (or to such other address as shall be specified by a party by notice pursuant hereto):

               (i)  if to Cognizant, to:

                         Cognizant Corporation
                         200 Nyala Farms
                         Westport, CT 06880
                         Attention:  Chief Financial Officer
                         Telecopier:  (203) 222-4201;

                    with a copy to:

                         Cognizant Corporation
                         200 Nyala Farms
                         Westport, CT 06880
                         Attention: General Counsel
                         Telecopier:  (203) 222-4313; and

               (ii) if to the Company, to:

                         Cognizant Technology Solutions Corporation
                         1700 Broadway, 26th Floor
                         New York, New York 10019
                         Attention:  Chief Executive Officer
                         Telecopier:  (212) 887-2450;

                    with copy to:

                         O'Sullivan Graev & Karabell, LLP
                         30 Rockefeller Plaza
                         New York, New York 10012
                         Attention: Julie M. Allen, Esq.
                         Telecopier: (212) 408-2420.

Each such notice, request or communication shall be effective (i) if mailed, three Business Days after mailing, (ii) if delivered by hand or by nationally recognized courier service, when delivered and (iii) if given by telecopier, when such telecopy is transmitted and the appropriate confirmation is received.

     (g)  DISPUTE RESOLUTION.

          (i) NEGOTIATION. In the event of a controversy dispute or claim arising out of, in connection with or relating to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to, this Agreement or the transactions contemplated hereby, including, without limitation, any claim based on contract, tort, statute or constitution (collectively, "Agreement Disputes"), a representative of each of Cognizant and the Company (the representative of the Company being selected by the Independent Directors) shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute; PROVIDED, HOWEVER, that such reasonable period shall not, unless otherwise agreed by the parties in writing, exceed 30 days from the time the parties began such negotiations; PROVIDED FURTHER that in the event of any arbitration in accordance with Section 8(g) (ii) hereof, the parties shall not assert the defenses of statute of limitations and laches arising for the period beginning after the date the parties began negotiations hereunder, and any contractual time period or deadline under this Agreement to which such Agreement Dispute relates shall not be deemed to have passed until such Agreement Dispute has been resolved.

          (ii) ARBITRATION. If after such reasonable period such representatives are unable to settle such Agreement Dispute (and in any event, unless otherwise agreed in writing by the parties, after 60 days have elapsed from the time the parties began such negotiations), such Agreement Dispute shall be determined, at the request of either party, by arbitration conducted in New York City, before and in accordance with the then-existing International Arbitration Rules of the American Arbitration Association (the "Rules"). In any dispute between the parties hereto, the number of arbitrators shall be one. Any judgment or award rendered by the arbitrator shall be final, binding and nonappealable (except upon grounds specified in 9 U.S.C.
          Section 10(a) as in effect on the date hereof). If the parties are unable to agree on an arbitrator, the arbitrator shall be selected in accordance with the Rules. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate or as to the interpretation of enforceability of this Section 8 (g) (ii) shall be determined by the arbitrator. In resolving any dispute, the parties intend that the arbitrator apply the substantive laws of the State of New York, without regard to the choice of law principles thereof. The parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable. The undersigned agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules and agree to enforcement of or entry of judgment upon such award, by any court of competent jurisdiction, including the Supreme Court of the State of New York, New York County, or the United States District Court for the Southern District of New York. The arbitrator shall be entitled, if appropriate, to award any remedy in such proceedings, including, without limitation, monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, that the arbitrator shall not be entitled to award punitive damages. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant parties or permitted by this Agreement, the parties shall keep confidential all matters relating to the arbitration or the award, provided such matters may be disclosed (A) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (B) to the extent otherwise required by law. Notwithstanding Article 32 of the Rules, the party other than the prevailing party in the arbitration shall be responsible for all of the costs of the arbitration, including legal fees and other costs specified by such Article 32. Nothing contained herein is intended to or shall be construed to prevent any party, in accordance with Article 22(3) of the Rules or otherwise, from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes.

               (iii) Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Agreement with respect to all matters not subject to such dispute, controversy or claim.

          (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the choice of law principles thereof.

          (i) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                   COGNIZANT CORPORATION


                                   By:
                                      ----------------------------
                                      Name:
                                      Title:


                                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION


                                   By:
                                      ----------------------------
                                      Name:
                                      Title:

                                                                    Schedule 1




                                               1998 Charge
                                               -----------

U.S. Payroll and Payables Services           $7,100 per month

                                                                    Schedule 2


                                               1998 Charge
                                               -----------

1998 Charge E-Mail Services                  $8,275 per month

                                                                    Schedule 3


                                                  Rate (US$) per person/month

                                                  ---------------------------

POS Medical (only) & Dental                                    $375
Medical/Dental/Basic Life/ Dependent

Care/Financial Planning/Disability                             $500
Medical/Dental/Basic Life/Retirement

Dependent Care/Financial Planning/Disability                   $750

                                                                    Schedule 4

                                               1998 Charge
                                               -----------


Insurance Coverage                           8,333 per month